Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Sino Shipping Holdings Inc.

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 of our reports, dated January 29, 2008, relating to the financial statements of Yongchen International Shipping Limited and Hengzhou International Shipping Limited, which are included in the Sino Shipping Holdings Inc. Current Report on Form 8-K filed with the Securities and Exchange Commission on April 2, 2008.

Edward Lau & Co.

Chartered Accountants

Certified Public Accountants

Hong Kong

July 22, 2008